EMISPHERE
                     TECHNOLOGIES, INC.

                                               BUSINESS NEWS


FOR IMMEDIATE RELEASE


          EMISPHERE DECLARES DIVIDEND DISTRIBUTION
             OF PREFERRED STOCK PURCHASE RIGHTS


     HAWTHORNE, NEW YORK, MARCH 5, 1996-THE BOARD OF DIRECTORS OF EMISPHERE TECHNOLOGIES, INC. (NASDAQ: EMIS) declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Emisphere common stock.

     Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, stated: "The Rights are designed to assure that all of Emisphere's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Emisphere without paying all stockholders a control premium."

     The rights will be exercisable only if a person or group acquires 20% or more of Emisphere's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating cumulative preferred stock at an exercise price of $80.

     If Emisphere is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% or more of Emisphere's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of Emisphere's common shares having a market value of twice such price.

     Following the acquisition by a person or group of beneficial ownership of 20% or more of Emisphere's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one-half the number of shares of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) issuable upon the exercise of each Right.

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     Prior to the tenth  day  following  the  acquisition  by a person or group of beneficial ownership of 20% or more of Emisphere's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Rights are intended to enable all Emisphere stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The dividend distribution will be made on March 15, 1996, payable to stockholders of record at the close of business on that date. The Rights will expire on February 23, 2006. The Rights distribution is not taxable to stockholders.

     EMISPHERE TECHNOLOGIES, INC. IS A PUBLICLY HELD BIOPHARMACEUTICAL COMPANY WORKING TO DEVELOP AND COMMERCIALIZE ITS PROPRIETARY TECHNOLOGIES WHICH ARE INTENDED TO SURMOUNT THE OBSTACLES WITH THE ORAL ADMINISTRATION OF MANY CURRENTLY INJECTABLE THERAPEUTIC AGENTS.

CONTACTS          MICHAEL M. GOLDBERG, M.D.
                  CHAIRMAN AND CEO
                  EMISPHERE TECHNOLOGIES, INC.
                  TEL. 914-347-2220

                  KAM H. CHAN
                  THE ANNE MCBRIDE COMPANY
                  TEL. 212-752-0504